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                                                                     Exhibit 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SILVERLEAF FINANCE II, INC.

It is hereby certified that:

                  1. The name under which the corporation was originally incorporated is SILVERLEAF FINANCE II, INC. (the "Corporation"); and the date of filing of the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is November 7, 2003;

                  2. The Certificate of Incorporation of the Corporation is hereby amended by striking from Article EIGHTH, the following language:

                  "(viii) accept any loans from any Person other than the Lender or its assigns, make any loans to any Person or buy or hold evidences of indebtedness issued by any Person (except to the extent contemplated under the Loan Documents);"

and renumbering each clause of Article EIGHTH thereafter.

                  3. The provisions of the Certificate of Incorporation of the Corporation as herein amended, are hereby amended, restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Silverleaf Finance II, Inc., without any further amendments other than the amendment herein certified and without any discrepancy between the provisions of the Certificate of Incorporation, as amended hereby, and the provisions of the said single instrument hereinafter set forth.

                  4.       The Corporation has received payment for its stock.

                  5. The amendment and the restatement herein certified have been duly proposed by at least a majority of the duly elected and qualified directors of the Corporation and adopted by the vote of the stockholders of the Corporation as prescribed by Section 242 and 245 of the General Corporation Law of the State of Delaware.

                  6. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

                  FIRST: The name of the corporation is SILVERLEAF FINANCE II, INC. (the "Corporation").

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                  SECOND: The address of the Corporation's registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

                  THIRD: The purpose of the Corporation is limited to (i) acquiring or purchasing timeshare receivables (the "Receivables") and such other assets as shall be ancillary to the ownership thereof ("Other Conveyed Property") from Silverleaf Resorts, Inc. ("Silverleaf Resorts") pursuant to a Transfer Agreement between Silverleaf Resorts and the Corporation (the "Developer Transfer Agreement"), (ii) borrowing from Textron Financial Corporation ("Lender") pursuant to a Loan and Security Agreement (the "SPV Loan Agreement"), (iii) granting a security interest in the Receivables and Other Conveyed Property pursuant to the Loan Documents, (iv) administering, servicing and collecting amounts due under the Receivables and Other Conveyed Property, as contemplated by the SPV Loan Agreement, the Developer Transfer Agreement, and the Loan Documents (as defined in the SPV Loan Agreement); (v) entering into and performing its obligations under the Loan Documents, and (vi) engaging in any and all activities permitted under the general corporation laws of the State of Delaware which are contemplated by the Loan Documents or incidental thereto. All defined terms utilized herein shall have the definitions set forth in the Loan Documents, unless the context otherwise requires. The corporation shall not engage in any activities other than as permitted by this Article THIRD.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is three thousand (3,000) shares, all of which shall be common stock, with no par value per share.

                  FIFTH:

                  (a) The Corporation shall at all times have at least two Independent Directors (as defined below), and the Corporation shall be without authority to take the actions specified herein as requiring a vote of the Independent Directors absent the currently effective appointment and affirmative vote of such Independent Directors.

                  (b) As referred to herein, an "Independent Director" shall mean a director of the corporation who is not and has not been at any time during the preceding five (5) years: (i) a shareholder, director, officer, employee, partner, member, attorney or counsel, or beneficial interest holder of the Corporation or any Affiliate of the Corporation; (ii) a customer, supplier or other Person who derives more than 10% of its purchases or revenues from its activities with the Corporation or any Affiliate of the Corporation; (iii) a tenant under any lease with the Corporation; (iv) a Person controlling or under common control with any Person identified in clauses (i) through (iii) above; or
(v) a member of the immediate family of any Person identified in clauses (i) through (iv) above. As used herein, the following terms shall have the following meanings: "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person or entity, whether through ownership of voting securities, by contract or otherwise; "Person" means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government; and an "Affiliate" of a Person is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. Notwithstanding the foregoing, (A) an indirect stock ownership of any Affiliate of the Corporation by any person

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through a mutual fund or similar diversified investment pool shall not, by itself, disqualify such person from being an Independent Director unless such person maintains direct or indirect control of the investment decisions of such mutual fund or similar diversified investment pool, and (B) an Independent Director may serve in similar capacities for other "special purpose" corporations formed by any Affiliate of the Corporation; and (C) a direct stock ownership of less than one percent (1%) of the publicly traded shares of any Affiliate of the Corporation shall not disqualify such person from being an Independent Director.

                  (c) No Independent Director shall be a trustee, conservator or receiver for the Corporation, any Affiliate of the Corporation or any Person identified in clauses (b)(i) through (v) above.

                  (d) An Independent Director may not be removed unless (i) for cause and (ii) a successor Independent Director has been elected.

                  SIXTH: (a) Notwithstanding any other provision of this Certificate of Incorporation to the contrary and any provision of law that otherwise so empowers the corporation, the Corporation shall not do any of the following without the affirmative vote of 100 percent of its Board of Directors, including the affirmative vote of the Independent Directors, which shall be in writing and given prior to such action: (i) institute any "Bankruptcy Action" (as defined below); or (ii) amend, alter, change or repeal Article THIRD, Article FIFTH, this Article SIXTH, Article SEVENTH, Article EIGHTH, Article ELEVENTH, Article TWELFTH, or Article THIRTEENTH of this Certificate of Incorporation or adopt, amend or change any section of this Certificate of Incorporation so as to be inconsistent with such Article THIRD, Article FIFTH, this Article SIXTH, Article SEVENTH, Article EIGHTH, Article ELEVENTH, Article TWELFTH or Article THIRTEENTH.

                  (b) "Bankruptcy Action" means:

                           (i) taking any action that might cause the Corporation to become insolvent;

                           (ii) commencing any case, proceeding or other action on behalf of the Corporation under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

                           (iii)    filing a petition in bankruptcy;

                           (iv)     consenting to the institution of a
                                    bankruptcy or insolvency case or proceeding against the Corporation;

                           (v)      filing a petition or application or
                                    consenting to a petition or application
                                    seeking reorganization, arrangement,
                                    adjustment, winding-up, dissolution,
                                    composition, liquidation, or other relief on behalf of the Corporation of its debts under any federal or state law relating to bankruptcy or insolvency;

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                           (vi)     seeking, consenting to or acquiescing the
                                    appointment of a receiver, liquidator,
                                    assignee, trustee, sequestrator, custodian or any similar official for the Corporation or a substantial portion of it property;

                           (vii) making any assignment for the benefit of the Corporation's creditors;

                           (viii) instituting a case or proceedings to have the Corporation adjudicated as, or determined to be bankrupt or insolvent;

                           (ix)     filing an answer or other pleading,
                                    admitting or failing to contest the material allegations of a petition filed against the Corporation in any proceedings of the type described in clauses (ii) through (viii) above;

                           (x) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation has been commenced against the Corporation and sixty (60) days have expired without dismissal thereof; or a trustee, receiver or liquidator of the Corporation or all or any substantial part of the Corporation's assets has been appointed and sixty (60) days have expired without the appointment having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

                           (xi) taking any action in furtherance of any of the foregoing.

                  SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of its Board of Directors. The Corporation shall respect and appropriately document the separate and independent natures of its activities, as compared with those of any other Person, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation on one hand, and each of the holders of shares of the Corporation, on the other hand, is a Person with assets and liabilities distinct from those of any other Person. Without limiting the foregoing, the Corporation shall: (i) pay or cause to be paid its own liabilities and expenses, including the salaries of its own employees, only out of its own funds and assets; (ii) observe or cause to be observed all applicable corporate formalities, including, without limitation, requiring its directors and officers, if any, to duly authorize all actions of the Corporation to the extent required by Delaware law; (iii) allocate or cause to be allocated fairly and reasonably any overhead for any office space shared with any other Person and services performed by any employee of any other Person; (iv) use separate stationery, invoices, business forms, and checks bearing its own name (or a name franchised or licensed to it by an entity that is not an Affiliate of the Corporation (collectively, the "Tradename"); (v) maintain or cause to be maintained correct and complete accounts, books, records, financial statements, accounting records and other entity documents separate from any other Person and file its own separate tax returns (except that the Corporation shall have the right to file consolidated or combined federal, state and city tax returns which shall provide that the Corporation is a separate legal entity and pays it respective proportionate share of the taxes shown on such returns); (vi) hold its assets in its own name; (vii)

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conduct its business, enter into contracts and transactions and otherwise act in its own name (or in the Tradename) in a manner designed to inform third parties of the identity of the entity with which they are dealing; (viii) maintain arm's length relationships with each of its Affiliates and enter into transactions with its Affiliates only on commercially reasonable terms; (ix) hold itself out and identify itself as a separate and distinct entity under its own name (or in the Tradename) and not as a division or department of any other Person; (x) correct any known misunderstanding regarding its name or separate identity; (xi) remain qualified to do business under the laws of the State of Delaware; (xii) remain solvent and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (xiii) maintain separate from any other Person its books, records, resolutions and agreements as official records; (xiv) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on the financial statements of any other Person, except as required by generally accepted accounting principles; provided, however, that any such consolidated financial statements shall contain a note indicating that the separate assets and liabilities of the Corporation and the other Person or Persons have been consolidated therein and that the Corporation has separate financial statements;
(xv) enter into contracts and other transactions only to the extent that it intends to be responsible or liable for such contract or other transaction and in a manner designed to inform the other party or parties thereto of the identity of the entity that is responsible and liable therefor; (xvi) use solely its own name (or the Tradename) for purposes of obtaining any required governmental registrations, licenses, and permits necessary to the conduct of its business; and (xvii) maintain its bank account or bank accounts in its own name, separate and apart from any bank account or cash concentration account or system of any other.

                  EIGHTH: The Corporation shall not do any of the following: (i) engage in any activity other than activity authorized by its governing corporate documents (the "Governing Documents"); (ii) amend, modify, terminate or fail to comply with its Governing Documents in a manner which would adversely affect its existence as a special purpose entity; (iii) commingle or permit to be commingled its assets with those of any Person; (iv) identify the shareholders or any of their Affiliates as a division or part of it; (v) pledge its assets to any Person other than the Lender or its assigns except as contemplated in the Loan Documents; (vi) assume, guaranty or become obligated for the debts of, or hold out its assets or credit as being available to satisfy the obligations of, any Person; (vii) acquire obligations or securities of any of its Affiliates or shareholders, as the case may be, including its directors if applicable; (viii) enter into or be a party to any transaction with its shareholders or Affiliates, as the case may be, except in the ordinary course of its business when the transaction has legitimate business purposes for all parties and is on terms that are commercially reasonable and are no less favorable to its shareholders or Affiliates, as the case may be, than would be obtained in a comparable arms-length transaction with an unrelated third party; (ix) take any action not authorized by the directors pursuant to this Certificate of Incorporation; (x) transfer any assets without fair consideration and proper documentation; (xi) transfer any assets with the intent to hinder, delay or defraud creditors; (xii) except to the extent necessary and appropriate under a property management services agreement, permit any of its Affiliates (other than solely as an officer, director or shareholder, as the case may be, thereof) to make decisions with respect to the ordinary course of its business and affairs; (xiii) hold itself out to third parties in such a manner as to be confused with any Affiliate or any Person in connection with its transactions with third parties;
(xiv) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate the Corporation in whole or in part or transfer or otherwise dispose of all or substantially all of the

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Corporation's assets or change the Corporation's legal structure; (xv) permit any contract or other transaction relating to its business to be entered into other than clearly in the name of the entity that is intended to be responsible and liable for that contract or transaction in a manner designed to inform the other parties to the transaction of the identity of the entity that is responsible and liable; (xvi) incur any debt on the basis of the assets or creditworthiness of any Person except as permitted pursuant to the SPV Loan Agreement; or (xvii) require, as a routine matter, the guaranty of its obligations by any Person to enable it to operate or transact business.

                  NINTH: The name and mailing address of the sole incorporator is as follows:

                  Name                       Mailing Address

                  Sara Lankford              901 Main Street
                                             Suite 3700
                                             Dallas, Texas 75202

                  TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

                  ELEVENTH: Any one or more directors, with the exception of an Independent Director, may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors. An Independent Director may be removed only for cause by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote at an election of directors.

                  TWELFTH: During such time as the Obligations or Parallel Claims are outstanding, the Corporation shall not amend this Certificate of Incorporation without the prior written consent of the Lender, the Administration Agent and their assigns. Except as set forth in this Article TWELFTH and Article SIXTH, the Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

                  THIRTEENTH: The effective date upon which the Corporation shall come into existence shall be the date on which this Certificate is filed with the Department of State, and it shall exist perpetually thereafter unless dissolved according to law.

         THE UNDERSIGNED, being the Chief Financial Officer of the Corporation above named for the purposes of amending a restating the Corporation's Certificate of Incorporation pursuant to the General Corporation Law the State of Delaware, has signed this instrument this 23rd day of December, 2003, and does hereby acknowledge that it is his act and deed and that the facts stated therein are true.

                                        /S/ HARRY J. WHITE, JR.
                                        ----------------------------------------
                                        Harry J. White, Jr.

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